CONTACT: PAUL J. ARNDT                                     FOR IMMEDIATE RELEASE
         DIRECTOR OF FINANCIAL RELATIONS
         (847) 298-4501 X 457
         PARNDT@AMERIHOSTINN.COM


              AMERIHOST PROPERTIES ANNOUNCES PRELIMINARY RESULTS OF
                        "DUTCH AUCTION" SELF-TENDER OFFER


DES PLAINES,  ILLINOIS,  JUNE 2, 1999 - Amerihost  Properties,  Inc. (Nasdaq/NM:
HOST) announced today the preliminary results of its Dutch Auction self-tender offer which expired today, Wednesday, June 2, 1999, at 5:00 p.m., New York City time. The Company had commenced its offer to purchase up to 1,000,000 shares of its Common Stock at a price range of $3.375 to $4.00 on Monday, May 3, 1999.

Based upon a preliminary count by the Depositary, the Company expects to purchase 774,947 shares of its Common Stock at $4.00 per share. Assuming the Company's purchases are as expected, following the purchase of shares tendered in the offer, the Company will have 5,263,435 shares of Common Stock outstanding.

The determination of the actual number of shares to be purchased and the purchase price are subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure. Payment for shares accepted for payment will occur as soon as practicable after determination of the final number of shares properly tendered.

Amerihost Properties, Inc. is a hotel development, operations, management and franchise company that owns, builds, manages and franchises mid-priced hotels. Each hotel offers an amenity package not often found in other mid-priced hotels. In addition, every AmeriHost Inn(R)



                                                      Amerihost Properties, Inc.
                                                                    June 2, 1999
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hotel  is  "three-diamond"  rated  by  AAA.  Currently,   Amerihost  manages  92
properties in 17 states and maintains an ownership position in 89 of these hotels.

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This press release is for information purposes only and is not intended to serve as a solicitation to buy securities. Any solicitation to buy securities is made only pursuant to the Offer to Purchase, as amended, and the Letter of Transmittal dated May 3, 1999.

























                                                      Amerihost Properties, Inc.
                                                                    June 2, 1999
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